Exhibit 10.5
NORTHWEST SAVINGS BANK
NORTHWEST BANCORP, INC.
EMPLOYMENT AGREEMENT
FOR
ROBERT A. ORDIWAY
          This Employment Agreement (“Agreement”) is made effective as of the 1st day of September, 2007 (the “Effective Date”) by and between (i) Northwest Savings Bank (the “Bank”), a Pennsylvania-chartered stock savings bank and Northwest Bancorp, Inc. (the “Company”), a federally-chartered corporation, each with its principal administrative office at Liberty and Second Streets, Warren, Pennsylvania 16365 (collectively referred to as the “Employer”), and (ii) Robert A. Ordiway (“Executive”).
          WHEREAS, the Employer and Executive entered into an employment agreement dated on the 1st day of September, 2002, pursuant to which Executive was employed as an officer of the Employer; and
          WHEREAS, Section 409A of the Internal Revenue Code (“Code”), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in employment agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and
          WHEREAS, Code Section 409A and the final regulations issued thereunder in April of 2007 necessitate changes to said employment agreement; and
          WHEREAS, Executive has agreed to such changes; and
          WHEREAS, the Employer believes it is in the best interests of the Employer to enter into a new employment agreement (the “Agreement”) in order to reinforce and reward Executive for his service and dedication to the continued success of the Employer and incorporate the changes required by the new tax laws; and
          WHEREAS, the parties hereto desire to set forth the terms of the revised Agreement and the continuing employment relationship of the Employer and Executive.
          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.  POSITION AND RESPONSIBILITIES
          During the period of his employment hereunder, Executive agrees to serve as Executive Vice President, Marketing and Facilities. During said period, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Employer.

2.  TERMS AND DUTIES
          (a) The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any such anniversary date, that this Agreement shall cease at the end of thirty-six (36) months following such anniversary date. Prior to each notice period for non-renewal, the Compensation Committee of the Board of Directors of the Company (“Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.
          (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall faithfully perform his duties hereunder, to the best of his abilities, including activities and services related to the organization, operation and management of the Employer.
3.  COMPENSATION AND REIMBURSEMENT
     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Employer shall pay Executive as compensation a salary of not less than $207,600 per year (“Base Salary”). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually on or about July 1 of each year during the term hereof. Such review shall be conducted by the Compensation Committee of the Board, and the Board may increase, but not decrease, Executive’s Base Salary other than pursuant to an employer-wide reduction of compensation of all officers of the Employer and not in excess of the average percentage of the employer-wide reduction (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Employer shall provide Executive with all such other benefits as are provided uniformly to executive officers of the Employer.
     (b) The Employer will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Employer will not, without Executive’s prior written consent, make any changes to such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder unless any such change is broad-based and affects substantially all executives of the Employer. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans, including but not limited to the retirement plan, 401(k) plan, employee stock ownership plan, supplemental pension plan, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Employer in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Employer in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Cause). Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.
          (c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Employer shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.
          (d) Compensation and reimbursement to be paid pursuant to paragraphs (a), (b) and (c) of this Section 3 shall be paid by the Bank and the Company, respectively, on a pro rata basis, based upon the amount of service Executive devotes to the Bank and Company, respectively.
4.  PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION
          The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 7 and 14.
          (a) The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:
     (i) the termination by the Employer of Executive’s full-time employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 5 below, or (B) Termination for Cause as defined in Section 6 hereof; or
     (ii) Executive’s resignation from the Employer’s employ, upon any
     (A) reduction in Executive’s Base Salary or a reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement, provided, however, that a reduction in benefits or perquisites that is broad based and affects substantially all executives of the Employer shall not be deemed an Event of Termination hereunder unless such reduction in benefits or perquisites occurs coincident with or following a Change in Control,
     (B) reduction in Executive’s duties, responsibilities or status with the Employer such that there is a reduction in Executive’s Pay Grade Level in effect on the date of this Agreement, of more than three levels (for purposes of this Agreement, “Pay Grade Level” means the level assigned by the Bank, which level corresponds to a particular job description, as circulated annually to the executive officers of the Bank),
     (C) a relocation of Executive’s principal place of employment by more than 30 miles from its location as of the effective date of this Agreement,
     (D) liquidation or dissolution of the Bank or the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or
     (E) breach of this Agreement by the Bank or the Company.
          Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank or the Company, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank or the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (ii) (A), (B), (C), (D) or (E) above. The Employer shall have at least thirty (30) days to remedy any condition set forth in clause (ii) (A) through (E), provided, however, that the Employer shall be entitled to waive such period and make an immediate payment hereunder.
     (iii) Executive’s voluntary resignation from the Employer’s employ on the effective date of, or within two (2) years following, a Change in Control during the term of this Agreement. For these purposes, a Change in Control of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control (collectively, the “HOLA”); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company’s mutual holding company parent, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations or financial institutions, and as a result of such proxy solicitation, a plan of reorganization, merger consolidation or similar transaction involving the Company is approved by the Company’s Board of Directors or the requisite vote of the Company’s stockholders; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.
          (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 7, the Employer shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the highest rate of Base Salary awarded to Executive during the prior three years. Such payments shall be made in a lump sum, and shall not be reduced in the event Executive obtains other employment following an Event of Termination. All amounts payable to Executive shall be paid within thirty (30) days following the Date of Termination or if Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)) on the first business day of the seventh month following the Date of Termination.
          (c) Upon the occurrence of an Event of Termination, the Employer will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Employer for Executive prior to his termination. Such coverage shall continue for 18 months from the Date of Termination unless Executive obtains other employment following termination of employment under which substantially similar benefits are provided and in which Executive is eligible to participate.
          (d) For purposes of Section 4, “Event of Termination” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Employer and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

          (e) Notwithstanding the preceding paragraphs of this Section 4, if the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, such Termination Benefits will be reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto. In the event any change in the Code or regulations thereunder should reduce the amount of payments permissible under Section 280G of the Code in effect on the date of this Agreement, then the Termination Benefits to be paid to Executive shall be determined as if such change in the Code or regulations had not been made. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 4 shall be determined by Executive, provided however that if it is determined that such election by Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.
5.  TERMINATION UPON DISABILITY, RETIREMENT OR DEATH
          (a) “Disability” or “Disabled” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer; or (iii) Executive is determined to be totally disabled by the Social Security Administration. Executive shall be entitled to receive benefits under any short or long-term disability plan maintained by the Employer. To extent that such benefits are less than Executive’s Base Salary, the Employer shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary for the longer of (i) the remaining term of this Agreement, or (ii) one year following the termination of his employment due to Disability. Accordingly, any payments required hereunder shall commence within thirty (30) days from the Date of Termination due to Disability.
          (b) Termination by the Employer of Executive based on “Retirement” shall mean termination in accordance with the Employer’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, no amounts or benefits shall be due to Executive under this Agreement, and Executive shall be entitled to all benefits for which he is eligible under any retirement plan of the Employer and other plans to which Executive is a party.
          (c) In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary as defined in Paragraph 3(a) at the rate in effect at the time of Executive’s death in accordance with its regular payroll practice for a period of one (1) year from the date of Executive’s death, and the Employer will continue to provide life insurance and non-taxable medical and dental benefits previously provided for Executive’s family for three (3) years after Executive’s death.

6.  TERMINATION FOR CAUSE
          The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Employer. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after a Termination for Cause. Any stock options granted to Executive under any stock option plan of the Employer, the Company or any subsidiary or affiliate thereof, that have not yet vested shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 7 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.
7.  NOTICE
          (a) Any purported termination by the Employer or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
          (b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (B) if his employment is terminated due to the occurrence of an Event of Termination set forth under Section 4, thirty (30) days after a Notice of Termination is given unless the Employer waives its right to cure and agrees to the Event of Termination and (C) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).
          (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by Executive, in which case the Date of

Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Employer will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement. If such dispute is not resolved within the term of the Agreement, the Employer shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing beyond the term of the Agreement. Amounts paid under this Section shall be offset against or reduce any other amounts due under this Agreement.
8.  POST-TERMINATION OBLIGATIONS
          (a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 8 during the term of this Agreement and for two (2) full years after the expiration or termination hereof.
          (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may reasonably be required by the Employer in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.
9.  NON-COMPETITION
          (a) Upon any termination of Executive’s employment (whether voluntary or involuntary), other than a termination (whether voluntary or involuntary) in connection with a Change in Control, Executive agrees not to compete with the Bank and the Company for a period of two (2) years following such termination within one hundred (100) miles of any existing branch of the Bank, the Bank’s subsidiaries, or any subsidiary of the Company, or within one hundred (100) miles of any office for which the Bank, the Bank’s subsidiaries, the Company or a bank subsidiary of the Company has filed an application for regulatory approval, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank or the Company, its business and property in the event of Executive’s breach of this Subsection 9(a) agree that in the event of any such breach by Executive, the Bank and the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to the Bank or the Company for such breach or threatened breach, including the recovery of damages from Executive.
          (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank, the Company or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by Executive of the provisions of this Section 9, the Bank and/or the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to the Bank or the Company for such breach or threatened breach, including the recovery of damages from Executive.
10.  SOURCE OF PAYMENTS
          All payments provided in this Agreement shall be timely paid in cash, check or direct deposit from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.
11.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS
          This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank, the Company or any predecessor of the Bank or Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
12.  NO ATTACHMENT
          (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
          (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Employer and their respective successors and assigns.
13.  MODIFICATION AND WAIVER
          (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
          (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
14.  SEVERABILITY
          If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.
15.  HEADINGS FOR REFERENCE ONLY
          The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
16.  GOVERNING LAW
     This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.

17.  REQUIRED PROVISIONS
          Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
18.  ARBITRATION
          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within one hundred (100) miles from the location of the Employer, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
19.  PAYMENT OF LEGAL FEES
          All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employer, provided that the dispute or interpretation has been settled by Executive and the Employer or resolved in Executive’s favor, and that such reimbursement shall occur no later than two and one-half months after the dispute is settled or resolved in the Executive’s favor.
20.  INDEMNIFICATION
          The Employer shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank or the Company, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.
21.  SUCCESSOR TO THE BANK
          The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank and/or Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and/or Company would be required to perform if no such succession or assignment had taken place.
[Signature page follows]

SIGNATURES
          IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	NORTHWEST SAVINGS BANK
By:

ATTEST:	NORTHWEST BANCORP, INC.
By:

WITNESS:	EXECUTIVE:
By:

Robert A. Ordiway

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